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                                                                 EXHIBIT 99.2

                                PRESS RELEASE


Contact: JIM HAGAN                                  FOR IMMEDIATE RELEASE
Phone: 205-912-4562                                     SEPTEMBER 5, 1997


        BIRMINGHAM - Bruno's, Inc. today announced that its same store sales for the first six months of its current fiscal year decreased by 5.6% compared to the first six months of the prior fiscal year. Same store sales for the second quarter of the current fiscal year decreased by 8.7% compared to the same quarter of the prior year.



        The current fiscal year of Bruno's began on February 2, 1997 and will end on January 31, 1998. Consistent with past practice, Bruno's expects to release the complete financial results for the second quarter of the current fiscal year on September 12, 1997. Bruno's expects that its earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter will decline by approximately one-third from the current year's first quarter level.



        Due to the decline in the Company's operating performance, Bruno's has sought and obtained an amendment and waiver of certain financial covenants included in its bank credit facility. The waiver will permit the Company to utilize up to $200 million under the revolving credit portion of its bank credit facility through January 30, 1998, the date the waiver expires. At August 2, 1997, the Company had borrowed $81.5 million under the revolving credit portion of its credit facility. Bruno's expects shortly to commence discussions with its senior lenders concerning an amendment to its credit facility that will address the Company's long-term financial needs.